UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 14, 2015
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	62-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)

(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

In our earnings release issued on July 29, 2015, Miller Energy Resources, Inc. (the “Company” or “we”) disclosed that we anticipated filing our Annual Report on Form 10-K for our fiscal year ended April 30, 2015 (the “2015 Annual Report”) as well as providing investors an update on our ongoing efforts to refinance our debts and sell or otherwise arrange financing with respect to certain of our assets (our “refinancing efforts”) within two weeks of the date of the release. Due to subsequent developments which have delayed our efforts to complete our financial statements and related disclosures, we have not yet filed our 2015 Annual Report, and while we are working expeditiously, we cannot provide an estimate of when it will be completed and filed at this time. In addition, in light of the sensitive and confidential nature of our ongoing negotiations with respect to our refinancing efforts, we anticipate that we will be unable to provide additional details regarding the proposed transactions or updates on the status of our negotiations until one or more definitive agreements has been reached.

Item 8.01    Other Matters.
We previously reported that the Securities and Exchange Commission (the "SEC" or “the Commission”) had filed a civil action in an administrative proceeding (the “Action”) against the Company, Paul W. Boyd, our former Chief Financial Officer, and David M. Hall, our former Chief Operating Officer, alleging that we had overvalued the oil and gas properties we acquired in Alaska in late 2009 (the “2009 Acquisition”) and that, as a result of that alleged overvaluation, certain of our financial reports were materially misstated. On August 14, 2015, we reached an agreement in principle with the staff of the Enforcement Division of the SEC (the “Staff”), pursuant to which the Staff has agreed to recommend, subject to the Commission’s approval, a proposed settlement (the “Proposal”) of the Action under which we would pay $5 million over approximately three years, as follows:

•	$125,000 will be paid by us into escrow prior to the Commission’s approval of the Proposal;

•	Following entry of a final order approving the Proposal (the “Order”), $500,000 would be paid by us, with this payment expected to be made by December 31, 2015;

•	The remainder of the $5 million would be paid over the next three years, as follows:

▪	$1,458,333.34 would be paid by us by the first anniversary of the Order;

▪	$1,458,333.33 would be paid by us by the second anniversary of the entry of the Order; and

▪	$1,458,333.33 would be paid by us by the third anniversary of the entry of the Order.

If the Proposal is approved by the Commission, in connection with the Order, the Company will review and, where appropriate, restate its financial statements containing financial information related to the valuation of the 2009 Acquisition (the “2009 Valuation”) or financial results derived from that information. The Company’s review will begin with, but will not be limited to, those filings identified by the Commission in connection with the Action as containing incorrect and misleading information related to or derived from the 2009 Valuation, which include all Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K, in addition to all registration statements and related prospectuses, filed by the Company since the third quarter of our fiscal year ended April 30, 2010. As part of our review, we will seek to determine what material impact incorrect and misleading information related to or derived from the 2009 Valuation had on our financial information during our last three fiscal years, including our preliminary financial and operational results for the quarterly period and fiscal year ended April 30, 2015. Following this determination, with respect to any such previously issued financial disclosures materially impacted, we will promptly issue a notice to investors instructing them that such affected financial disclosures should no longer be relied upon.

In addition, if the Proposal is approved by the Commission, the Order would require that the Company cease and desist from committing violations of Section 17(a)(2) and (3) of the Securities Act of 1933, as amended, and Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act of 1934, as amended, and Rules 12b-20, 13a-1, 13a-11, and 13a-13 promulgated thereunder. In connection with the Order, the Company would neither admit nor deny the allegations but would agree to cease and desist from committing or causing any violations or future violations of those provisions.

If the Proposal is approved, the Order would apply to the Company only, not to the individuals separately named as defendants in the Action. Additional details regarding the Proposal would be provided for in the Order and disclosed to investors when available.
Forward Looking Statements
All statements in this report that do not directly and exclusively relate to historical facts (including statements about the settlement of the Action and the SEC investigation related to it) constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on the Company’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors, including that the Commission may ultimately reject the Proposal, that the Company can give no assurance as to the ultimate outcome of the Action at this time, whether and when any settlement (whether or not the same as or similar to the Proposal) acceptable to the SEC might occur, the terms or conditions of any such settlement, or the potential impact of any resolution of this matter on the Company’s business, as well as the other risks and uncertainties discussed in the Company’s filings with the SEC, including our Annual Report on Form 10-K for its fiscal year ended April 30, 2014 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2014, October 31, 2014 and January 31, 2015. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 20, 2015	Miller Energy Resources, Inc.
By: /s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer